Press Release #201615	FOR IMMEDIATE RELEASE	August 2, 2016

Enertopia Announces Surface Lithium Exploration Results

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has received assay results from its recently completed phase one surface Lithium exploration program in Nevada covering the Company’s three sites; Big Smokey Valley, Edwards Creek Valley, and Smith Creek Valley.

In total 38 composite samples were collected from 19 Auger holes one to five feet below ground surface ( Sample A) and five to nine feet below ground surface (Sample B).

Sixteen composite soil samples from eight auger holes were from the Big Smoky Valley. The intervals ran 96.7 ppm lithium to 133.5 ppm lithium per sample with the best hole BSV 71 averaging 127.75 ppm lithium.

Twelve composite soil samples from six auger holes were from the Edwards Creek Valley. The intervals ran from 58.0 ppm lithium to 86.1 ppm lithium per sample with the best hole EC 91 averaging 81.0 ppm lithium.

Ten composite soil samples from five auger holes were from the Smith Creek Valley. The intervals ran from 58.40 ppm to 70.90 ppm lithium per sample with the best hole SC 82 averaging 68.25 ppm lithium.

The near surface sampling analysis confirms the geological model of lithium being eroded from the nearby tertiary age mountains and being deposited into the basin continues to this day. This confirms these basins are excellent candidates for sourcing potential enriched lithium brines at depth.

“Results from the first phase sampling program proves that we have been able to take a textbook geological model and turn it into reality one step at a time as we further explore our three Nevada lithium projects that we are earning our 100% ownership interest in. We are excited about the lithium values at our Big Smoky project which are above the estimated cutoff numbers required for the brine mobile unit recovery system. We are continuing to make progress with the technology company since our news release of June 28, 2016 “Enertopia Revolutionizing Lithium Industry with Technology”. The above surface results bode very well for lithium values to be enriched at depth based on the geological model,” stated Robert McAllister, President and CEO. “We are currently looking at some exciting opportunities and look forward to sharing these with everyone as we move closer to the next phase of our operations.”

A geological crew from McKay Mineral Exploration conducted the soil sampling program, which was completed by hand held gasoline powered auger to collect soil samples at depths from one to nine feet below surface.

All samples were analyzed at ALS Minerals Testing Laboratory in Reno Nevada., which is a U.S. EPA-accredited independent laboratory. Soil samples were analyzed using ME-MS41 testing analysis.

The technical data in this news release have been reviewed by Thom Clark, P.G., a qualified person under the terms of NI 43-101.

About Nevada Projects:

The three projects comprise a total of 2,560 acres in Edwards Creek Valley, Smith Creek Valley and Big Smoky Valley Nevada.

About Enertopia Corp:

Enertopia is exploring a portfolio of three prospective lithium projects in Nevada, and concurrently working with water purification technology that is believed able to recover Lithium from brine solutions, see Company press release dated June 28, 2016 for further information on this technology.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its health and wellness, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the surface lithium values will be enriched at depth or if enriched at depth that an economic brine could be produced and if produced that it will have any positive impact on Enertopia. There can be no assurance that the Company’s research into technology for the recovery for lithium will be successful or if successful will have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release